Exhibit 10.17
FUEL TECH, INC.
Sr. Vice President Sales — APC
Sales Commission Plan
1. OBJECTIVES; EFFECTIVE DATE
     1.1 Objectives. This Sr. Vice President Sales — Air Pollution Control (“APC”) Sales Commission Plan (“Plan”) describes the terms upon which Fuel Tech, Inc. (“Fuel Tech”) will compensate its Sr. Vice President, APC Sales for the sale of products and services relating to its APC line of business for sales occurring in the United States and Canada. The objective of this Plan is to increase the revenues and profitability of Fuel Tech by providing compensation incentives to the Sr. Vice President, APC Sales that reward results in new unit sales while also promoting continuing sales relationships with existing customers.
     1.2 Effective Date. This Plan shall be effective as of January 1, 2010.
2. DEFINITIONS
“Commission” — means the commission paid to the Officer in accordance with this Plan.
“Eligible Employee” — means any Fuel Tech employee eligible for participation in the Employee Sales Commission Plan, as such plan may be amended in Fuel Tech’s sole discretion.
“Employee Sales Commission Plan” — means the 2010 APC Employee Sales Commission Plan, as such plan may be amended in Fuel Tech’s sole discretion.
“Officer” — means Fuel Tech’s Sr. Vice President, APC Sales.
“Specified Percentage” — means the confidential percentage rate provided to the Officer together with this Plan.
3. COMMISSION
3.1 Officer Commission. Fuel Tech shall pay to the Officer a Commission equal to the Specified Percentage of all commission payments by Fuel Tech to Eligible Employees under the Employee Sales Commission Plan; provided, however, that Fuel Tech shall be entitled to offset from such payments an amount equal to the Specified Percentage of any and all offsets made to commission payments to Eligible Employees under the Employee Sales Commission Plan. Such Commission shall be payable, if at all, in accordance with Paragraph 4 below.
4. CALCULATION AND PAYMENT OF COMMISSIONS
4.1 Payments.
     4.1.1 Quarterly Payments. Following the end of each calendar quarter during which this Plan is in effect, Fuel Tech will (a) determine the aggregate amount of Commission due to the Officer based upon Fuel Tech’s then-current internal accounting records in accordance with GAAP, and (b) pay the Officer two-thirds of the amount of such Commission from the prior calendar quarter within forty-five (45) days, subject to any offsets (it being understood that the remaining one-third of such Commission shall only be paid, if at all, in the manner contemplated by Paragraph 4.1.2 below).
     4.1.2 Annual Payment of Contingent Commission. Fuel Tech shall hold back one-third of the amount of all Commission otherwise payable to the Officer under Paragraph 4.1.1 above (the “Contingent Commission”). The Contingent Commission shall only be paid if, at the end of each calendar year, the aggregate dollar value of APC backlog at year end plus all revenue recognized from ancillary APC sales meets or exceeds the confidential threshold levels provided to the Officer together with this Plan; provided, however, that all or a portion of the Contingent Commission may be paid, if (a) approved in writing at the sole discretion of Fuel Tech’s Chief Executive Officer, and (b) the applicable annual APC order budget has been substantially, but not fully, achieved. The Contingent Commission payable under this Plan, if any, shall be paid on or before March 31st of the following year in which the Contingent Commission is earned.
5. ADDITIONAL TERMS
5.1 Dispute Resolution. Disagreements or disputes between Fuel Tech and the Officer arising out of or relating to the interpretation of this Plan shall be submitted to the Chief Executive Officer and Chief Financial Officer for resolution. Such officers shall decide the issue in their sole and absolute discretion. Any such decision shall be final and binding. For the avoidance of doubt, it is understood that the Officer shall not be entitled to participate in any other incentive plan or arrangement offered by Fuel Tech.
5.2 Modification, Amendment or Termination. This Plan is subject to modification, amendment or termination at any time at the discretion of Fuel Tech. Fuel Tech shall provide the Officer with written notice of any such modification, amendment or termination.
5.3 Payout upon Termination of Employment. If the Officer ceases to be employed by Fuel Tech for any reason whatsoever, the Officer will be paid solely the amount of all Commissions payable as of the last day of the calendar month immediately preceding the date of cessation of employment. Such payment shall be made within 30 days of the end of the Officer’s employment. No further amounts shall be due and payable to the Officer pursuant to this Plan after such payment. The Officer shall not be entitled to receive payment of the Contingent Commission, or any portion thereof, unless the Officer is employed by Fuel Tech through the end of the year to which such Contingent Commission relates.
5.4 No Effect on Employment. This Plan is not intended to and does not in any way alter the at-will nature of the Officer’s employment with Fuel Tech, nor does it constitute a guarantee of employment for a specified period. Employment with Fuel Tech is at will, which means that either the Officer or Fuel Tech may terminate the employment relationship at any time, without or without cause or prior notice. This Plan does not create a contractual relationship or any contractually enforceable rights between the Company or its wholly owned subsidiaries and the employee.
5.5 Disclaimer. There is no guarantee that this Plan will be effective in subsequent years, and, if effective, the terms, conditions and provisions of any such plan shall be determined in the sole and absolute discretion of the Compensation and Nominating Committee of the Board of Directors of Fuel Tech.

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